Exhibit 1
FOR IMMEDIATE RELEASE
June 12, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Announcement Regarding Completion of Payment for Allotment of New Shares to a Third-Party
Nissin Co., Ltd. hereby announces that the payment for allotment of new shares to a Third-Party has been completed today, pursuant to a resolution adopted by the Board of Directors at its meeting held on May 25, 2006.

(1)	Number of newly issued shares	Common stock	86,021,600 shares

(2)	Payment price	Per share	¥93
		Total payment price	¥8,000,008,800

(3)	Stated value	Per share	¥47
		Total stated value	¥40,043,015,200

(4)	Recipient and shares allotted	Sumitomo Mitsui Banking Corporation
		86,021,600 shares

     Reference: Change in amount of outstanding shares due to the issuance of new shares

Total number of outstanding shares before issuance	2,812,941,000 shares

Common stock before issuance	¥11,848,953,000

Total number of outstanding shares after issuance	2,898,962,000 shares

Common stock after issuance	¥15,891,968,000